Exhibit 5.1

Oakridge Law LLP Suite 201 – 151 Randall St. Oakville, ON, L6J 1P5 oakridge-goc.com Richard Paolone, J.D. Partner Securities & Capital Markets T: (416) 258-3059 rpaolone@oakridgelawllp.com

May 13, 2026

Nuclea Energy Inc.

2425 Skymark Ave Unit 5

Mississauga, ON L4W 4Y6, Canada

RE: Nuclea Energy Inc. - Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as Canadian counsel to Nuclea Energy Inc. (“Nuclea” or the “Company”) in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the offering of common shares in the capital of the Company (the “Common Shares”), and the resale by certain shareholders of the Company named in the Registration Statement (the “Selling Shareholders”) of certain Common Shares.

This opinion letter is being provided at the request of Nuclea. As Canadian counsel for Nuclea, we have examined a copy of the Registration Statement.

We are solicitors qualified to practice law in the Province of British Columbia and the opinions expressed herein relate only to the laws of the Province of British Columbia and the laws of Canada applicable therein as in effect on the date hereof.

We have considered such questions of law, examined such statutes, regulations, corporate documents, records and certificates, opinions and instruments and have made such other investigations as we have considered necessary or desirable in connection with the opinions hereinafter set forth including, without limitation, the following:

(a)	a certificate of good standing dated April 9, 2026 issued by the Registrar of Companies appointed under the Business Corporations Act (British Columbia) (the “BCBCA”) in respect of the Company without any independent verification or inquiry (the “Certificate of Good Standing”); and

(b)	a certificate addressed to Oakridge Law LLP executed by the Chief Executive Officer of the Company as to certain factual matters (the “Corporate Certificate”), dated the date hereof, copies of which are being delivered to you concurrently with this opinion.

In our examinations, we have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity and completeness of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, conformed, telecopies, facsimiles or photostatic copies.

We have assumed the accuracy and completeness of all facts set forth in the Corporate Certificate. To the extent the Corporate Certificate, and any other certificate or document referenced herein, is based on any assumption, given in reliance on any other certificate or document, understanding or other criteria or is made subject to any limitation, qualification or exception, our opinions are also based on such assumption, given in reliance on such other certificate, document, understanding or other criteria and are made subject to such limitation, qualification and exception. For greater certainty, where the Corporate Certificate affirms a state of fact, understanding or other factor based on the belief, knowledge, awareness or understanding (or lack thereof, respectively) of the officer executing such Corporate Certificate, we have assumed without independent verification that such belief, knowledge, awareness or understanding (or lack thereof) is and remains fully accurate, correct and complete.

With respect to the opinion expressed herein, we have relied as to certain matters of fact on the Corporate Certificate.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Company is a corporation existing under the BCBCA and is in good standing with respect to the filing of annual reports under the BCBCA.

2.	The authorized share structure of the Company consists of an unlimited number of Common Shares without par value.

3.	The Company has all requisite corporate power and capacity to issue and sell the Common Shares to be offered by the Company under the Registration Statement, and has taken all requisite corporate action to authorize the issuance and sale of the Common Shares to be offered by the Company under the Registration Statement.

4.	The Common Shares to be offered by the Company have been validly authorized and, when issued and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

5.	The Common Shares which may be offered for resale by the Selling Shareholders have been validly issued, fully paid and non-assessable.

6.	The statements contained in the Registration Statement under the heading “Canadian Tax Considerations” represent our opinion with respect to the matters discussed therein subject to the qualifications, assumptions and limitations set out under such heading.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the captions “Legal Matters” and “Canadian Tax Considerations” in the prospectus included in the Registration Statement.

Yours very truly,

/s/ Oakridge Law LLP

Oakridge Law LLP